Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Mr. Ronald L. Frank
Executive Vice President
(716) 684-8060
rfrank@ene.com

Gerald A. Strobel Announces Retirement as Ecology and Environment, Inc. CEO,
Gerard A. Gallagher III to Serve as President and CEO

LANCASTER, N.Y., March 9, 2015 – Gerald A. Strobel has announced his retirement as Chief Executive Officer of Ecology and Environment, Inc. (“E & E” or the “Company”) (NASDAQ: EEI), effective March 6, 2015. The E & E Board of Directors accepted Mr. Strobel’s retirement at a special meeting called by the Chairman of the Board held on March 7, 2015. At that meeting, the Board of Directors appointed E & E President Gerard A. Gallagher III as President and CEO. Mr. Strobel will continue to serve as a member of the Board of Directors.

Mr. Strobel is a Company co-founder and has served as CEO since August 2013. “Upon taking the CEO role, I was charged by our Board of Directors with correcting our course and restoring the company to profitability,” Mr. Strobel wrote in a letter to the Board. “My singular purpose was to successfully refocus the organization.” During his tenure as CEO, Mr. Strobel led initiatives to reduce costs and streamline the Company’s organizational structure.

Mr. Strobel also stated in his letter that his appointment as CEO was intended to be transitional. Mr. Strobel has worked closely with Mr. Gallager in evolving the organization and improving performance while setting the stage for transition. “After much thought,” wrote Mr. Strobel, “I am convinced that now is the time for me.”

The Board of Directors, in its deliberation, thanked Mr. Strobel for his dedication and service to the Company, particularly his leadership in technical quality and excellence for which the Company is known.

Headquartered in Lancaster, N.Y., E & E has completed thousands of projects for a wide variety of clients, including some of the most iconic, high-profile projects in the world. E & E is listed on the NASDAQ under the symbol EEI, and the information contained in this press release is available on the Company’s website at www.ene.com.